Exhibit 10.2

BOTTOMLINE TECHNOLOGIES, INC.
EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (the “Agreement”) by and between Bottomline Technologies, Inc., a Delaware corporation (the “Company”), and Bruce Bowden (the “Executive”) is made as of March 1, 2021 (the “Effective Date”).
WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and
WHEREAS, the Company has determined it appropriate and wishes to provide certain change in control protections to the Executive, and
NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below subsequent to a Change in Control Event (as defined in Section 1.1).
1. Key Definitions.
As used herein, the following terms shall have the following respective meanings:
1.1 “Change in Control Event” shall mean:
(a) (x) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (a) of this definition; or
(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(d) the liquidation or dissolution of the Company.
1.2 “Change in Control Date” means the first date on which a Change in Control Event occurs.
1.3 “Cause” means any (i) willful failure by the Executive, which failure is not cured within 30 days of written notice to the Executive from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Executive which affects the business reputation of the Company. The Executive shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Executive’s resignation, that discharge for Cause was warranted.
1.4 “Good Reason” means any significant diminution in the Executive’s duties, authority, or responsibilities from and after the Change in Control Event or any reduction in the annual base salary payable to the Executive from and after such Change in Control Event or the relocation of the place of business at which the Executive is principally located to a location that is greater than 50 miles from its location immediately prior to the Change in Control Event. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Executive gives the Company notice of termination no more than 120 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected by the Company within 30 days of the Company’s receipt of such notice.
1.5 “Disability” means any mental or physical incapacity that results in Executive being unable to substantially perform Executive’s duties hereunder for 120 consecutive days, or for shorter periods aggregating 120 days in any 12-month period.
2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the termination of the Executive’s employment with the Company prior to the Change in Control Date, (b) after the Change in Control Date, on the later of (i) the date twelve months after the Change in Control Date or (ii) such date when all shares of restricted common stock of the Company held by the Executive shall have vested, or (c) the fulfillment by the Company of all of its obligations under Sections 4 if the Executive’s employment with the Company terminates within 12 months following the Change in Control Date.

3. Employment Status; Termination Following Change in Control Event.
3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control Event shall occur, the Executive shall not be entitled to any benefits hereunder.
3.2 Termination of Employment.
(a) If the Change in Control Date occurs prior to the expiration of this Agreement, any termination of the Executive’s employment by the Company or by the Executive within 12 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days, or 30 days in the case of termination for Good Reason in accordance with Section 1.4, or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of this Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.
(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(c) Any Notice of Termination for Cause given by the Company must be given within 10 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.
4. Benefits to Executive.
4.1 Compensation and Stock Acceleration. If the Change in Control Date occurs prior to the expiration of this Agreement and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, the Executive shall be entitled to the following benefits:
(a) Termination Without Cause or for Good Reason. If the Executive's employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason within 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:
(i) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full;
(ii) each vested option (including any options vesting as a result of acceleration) to purchase shares of common stock of the Company shall be exercisable by the Executive until the earlier of the second anniversary of the Date of Termination or the expiration of the original term of such option, subject to any contrary treatment provided in connection with the Change in Control

Event that is consistent with the Company's equity award plans or such other plan that covers the options;
(iii) all shares of restricted Common Stock of the Company or restricted stock units of the Company held by the Executive shall immediately vest in full;
(iv) provided the Executive executes, delivers and does not revoke a comprehensive release of claims in form and substance as provided by the Company (the “Release”) which Release must become irrevocable within sixty (60) days following the Date of Termination (or such shorter period as the Company may provide) and provided that, to the extent necessary to comply with Section 409A, the Change in Control Event also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii), and subject to Section 8.8 hereof, the Company shall pay to the Executive in cash (A) the Executive’s accrued but unpaid base salary through the Date of Termination, (B) an amount equal to the Executive’s base salary for the six months prior to the Date of Termination, (C) an amount equal to 50% of the Executive's annual bonus opportunity under the Company’s bonus plan (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year, (D) the product of (x) the annual bonus opportunity for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (E) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), subject to any delay required by Section 8.8(a) and (c) hereof, (F) an amount equal to 50% of any commissions paid to the Executive over the previous 12 month period and (G) any accrued but unpaid vacation pay (the sum of the amounts described in clauses (A), (B), (C), (D) (E), (F) and (G) shall be hereinafter referred to as the “Accrued Obligations”);
(v) provided the Executive timely elects and remains eligible for benefits continuation pursuant to the federal “COBRA” laws, for up to 12 months after the Termination Date (the “COBRA Continuation Period”), the Company will pay any difference between the premiums for health continuation coverage and the amount for which the Executive would otherwise be responsible with respect to the medical and dental coverage elected; provided, however, that the COBRA Continuation Period shall not extend beyond the date on which the Executive becomes covered under another employer insurance plan providing coverage that is substantially similar in the aggregate or greater. After the continuation period, the Executive will receive notice of his opportunity to elect continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985, if any, provided the Executive pays the full COBRA premium. Notwithstanding the foregoing, the Company may end these payments earlier (but not the Executive’s eligibility for COBRA) if it reasonably determines that applicable laws or regulations will cause the payment of these premiums to trigger taxes or penalties on the Company or other participants or, to the extent the Executive would be taxed on more than the amount of the premiums;
(vi) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), and such amounts or benefits shall be paid or provided to the Executive in a lump sum within 10 business days following the Date of Termination, subject to any delay required by Section 8.8(a) and (c) hereof; and
(vii) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.
Subject to the terms and conditions set forth in Section 8.8, the Company shall pay the Accrued Obligations on the first payroll date following the date the Release becomes irrevocable (such date, the “Payment Date”) provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Date shall be the first payroll date occurring in such later calendar year; and provided further that the Accrued Obligations described in Section 4.1(a)(iv)(A), (E) and (G) shall be paid earlier to the extent required by applicable law.
(b) Termination for Death or Disability. If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability within 12 months following the Change in Control Date, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash within 10 days after the Date of Termination (subject to any delay required by Section 8.8(a) hereof), all Accrued Obligations other than those set forth in Section 4.1(a)(iv)(B) and (ii) timely pay or provide to the Executive the Other Benefits.
(c) Resignation without Good Reason; Termination for Cause. If the Executive voluntarily terminates his employment with the Company within 12 months following the Change in Control Date, excluding a termination for Good Reason, or if the Company terminates the Executive’s employment with the Company for Cause within 12 months following the Change in Control Date, then the Company shall (i) pay the Executive, in a lump sum in cash within 10 days after the Date of Termination, the sum of (A) the Executive’s annual base salary through the Date of Termination, (B) any accrued but unpaid vacation pay and (C) the amount of any compensation previously deferred by the Executive, in each case to the extent not previously paid, subject to any delay required by Section 8.8(a) and (c) hereof, and (ii) timely pay or provide to the Executive the Other Benefits in accordance with their terms.
4.2 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(v), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
5. Disputes.
5.1 Settlement of Disputes; Arbitration. Any claims, disputes or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portsmouth, New Hampshire, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
6. Successors.
6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment in a manner consistent with the procedures for Good Reason. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets by operation of law or otherwise.

6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at its principal corporate offices, Attention: President and to the Executive at the Executive’s address indicated on the Company's personnel records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
8. Miscellaneous.
8.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
8.2 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.
8.3 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of New Hampshire, without regard to conflicts of law principles.
8.4 Waivers. No waiver by either party at any time of any breach of, or compliance with, any provision of this Agreement to be performed by either party shall be deemed a waiver of that or any other provision at any subsequent time.
8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
8.6 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
8.7 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the severance matters contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Notwithstanding the foregoing, this Agreement shall not limit, and shall be in addition to, any rights the Executive may also have or be entitled to on the date hereof or in the future from time to time with respect to the acceleration of options or restricted stock pursuant to any equity plan of the Company (such as, but not limited to, any acceleration of equity awards under the Company's equity incentive plans) or of a subsidiary of the Company (as administrated by the relevant plan administrator), any option or restricted stock agreement, or any other written documentation executed or assumed by or on behalf of the Company or of a subsidiary of the Company. In the event of a conflict between any provision of this Agreement and any provision of any other agreement in effect between the Company and the Executive, the provision affording the greater benefit to the Executive will govern.
8.8 Section 409A. Subject to the provisions in this Section 8.8, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:
(a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terns set forth in this Agreement.
(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
(i) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the ShortTerm Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section l.409A-l(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
(ii) Each installment of the severance payments and benefits due under this Agreement that is not described in Section 8.8(c)(i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the tenth day after the date of the Executive’s death, subject to any delays in payment reasonably required to make a post-death payment while complying with Section 409A), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation l.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section l.409A-l(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs. The provisions of this Section 8.8(c)(ii) shall also apply to other compensation and benefits owed to the Executive to the extent required by Section 409A.

(d) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section l.409A-l(h). Solely for purposes of this Section 8.8(d), “Company” shall include all persons with whom the Company would be considered a single employer under Section 4l 4(b) and 414(c) of the Code.
(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
8.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
8.10 Executive’s Acknowledgments. The Executive acknowledges that he: (a) has read this Agreement; (b) understands the terms and consequences of this Agreement; and (c) has had the opportunity to be advised by counsel prior to entering into this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

BOTTOMLINE TECHNOLOGIES, INC.	EXECUTIVE:

/s/ Robert Eberle	/s/ Bruce Bowden
Name: Robert A. Eberle, President and CEO	Name: Bruce Bowden
Date: February 25, 2021	Date: February 25, 2021